Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Provides Update on Clinical Development Program and

Reports Financial Results for Fourth Quarter and Year End 2012

Conference call to be held on Thursday, March 7, 2013 at 4:30 p.m. Eastern Time

BOTHELL, WA., and VANCOUVER, British Columbia, March 7, 2013 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today highlighted key clinical development activities for its two product candidates, custirsen and OGX-427 and announced its fourth quarter and year end 2012 financial results.

Custirsen Clinical Development Highlights

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The Company announced completion of patient enrollment of more than 1000 men in the primary registration Phase 3 SYNERGY study in the fourth quarter of 2012. The SYNERGY study is designed to evaluate a survival benefit for custirsen, in combination with first-line docetaxel chemotherapy, in men with metastatic castrate-resistant prostate cancer (CRPC). The expected timing of results is based on a pre-specified number of death events that is projected to occur in the fourth quarter of 2013, with data results expected to be announced in the first-half of 2014.

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Patient enrollment began in the third quarter of 2012 in the Phase 3 AFFINITY study, evaluating a survival benefit for custirsen in combination with Jevtana® (cabazitaxel) as second-line chemotherapy. AFFINITY aims to enroll approximately 630 men with CRPC and is being conducted at sites throughout North America, Europe and Australia.

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Patient enrollment began in the third quarter of 2012 in the Phase 3 ENSPIRIT trial, a randomized Phase 3 study in approximately 1,100 patients with advanced or metastatic non-small cell lung cancer (NSCLC). ENSPIRIT will evaluate the potential survival benefit of combining custirsen with docetaxel as second-line chemotherapy. Custirsen has also recently received Fast Track designation from the FDA for the second-line treatment of advanced NSCLC when combined with docetaxel in patients with disease progression following treatment with a first-line, platinum-based chemotherapy doublet regimen.

OGX-427 Clinical Development Highlights

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In December 2012, the Company announced the initiation of the Pacific trial, an investigator-sponsored, randomized phase 2 study evaluating OGX-427 in approximately 80 men with CRPC who are experiencing a rising prostate-specific antigen (PSA) while receiving Zytiga® (abiraterone acetate). The study is currently enrolling at sites in the United States and Canada.

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The company-sponsored, randomized phase 2 clinical trial of OGX-427 in combination with gemcitabine and cisplatin in patients with metastatic bladder cancer, Borealis-1, continues to enroll patients throughout the United States, Canada and Europe. The study aims to enroll approximately 180 patients and is expected to complete patient accrual in the second half of 2013.

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The Company also recently announced plans for the initiation of an investigator-sponsored, randomized Phase 2 study evaluating OGX-427 in patients with advanced or metastatic bladder cancer who have disease progression following initial platinum-based chemotherapy. The trial, Borealis-2, will seek to enroll approximately 200 patients to receive either OGX-427 plus docetaxel treatment or docetaxel treatment alone and is expected to begin in the first half of 2013.

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Pacific, Borealis-1 and Borealis-2 are part of the “ORCA” (On-going studies evaluating treatment Resistance in CAncer) program that encompasses clinical studies of OGX-427 across multiple cancer indications. Plans to initiate additional studies as part of the ORCA program will be announced in the coming months.

Financial Update and Results

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Revenue for the fourth quarter and year ended December 31, 2012 increased to $9.8 million and $20.1 million, respectively. This compares with $1.2 million and $5.5 million, respectively, in the same periods in 2011. The increase in 2012 compared to 2011 was due to an increase in revenue earned through the Company’s strategic collaboration with Teva, as a result of the clinical development activities associated with the AFFINITY trial which was initiated in August 2012. Revenue for 2012 included recognition of $18.3 million from the $30.0 million upfront payment, as well as $1.8 million earned through collaborative research.

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At December 31, 2012, the $30.0 million advanced reimbursement received from Teva in December 2009 was fully expended resulting in a Current Deferred Collaboration Revenue balance of zero. Teva is required to fund all additional expenses under the Amended Clinical Development Plan.

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Total operating expenses for the fourth quarter and year ended December 31, 2012 increased to $16.0 million and $46.0 million, respectively, compared with $9.2 million and $27.8 million, respectively, in the same periods in 2011. The increase in 2012 as compared to 2011 was due primarily to higher clinical study expenses associated with the start-up of the AFFINITY trial, increased patient enrollment in the Borealis-1 trial, OGX-427 manufacturing costs and increased employee expenses, including stock-based compensation expense. These increases were partially offset by lower preclinical expenses. Included in operating expenses for the fourth quarter and year ended December 31, 2012 was a $1.7 million restructuring gain related to revised assumptions used to estimate the value of the Company’s excess lease liability.

•

Net loss for the fourth quarter and year ended December 31, 2012 was $4.1 million, or $0.28 per diluted common share, and $21.1 million, or $1.56 per diluted common share, respectively. Net loss for the fourth quarter and year ended December 31, 2011 was $9.6 million, or $0.98 per diluted common share, and $14.7 million, or $1.51 per diluted common share, respectively. The net loss in the years ended December 31, 2012 and 2011 included a non-cash gain on revaluation of our warrant liability of $4.5 million and $7.4 million, respectively.

•	We had $75.4 million in cash, cash equivalents and short-term investments as of December 31, 2012, compared to $64.9 million as of December 31, 2011.

•	2013 cash guidance:

•	Net cash requirements are expected to be in the range of $40 million to $50 million.

•	Year-end cash, cash equivalents and investments are expected to be in the range of $25 million to $35 million.

•	Based on our current expectations, we believe our capital resources as of December 31, 2012 will be sufficient to fund our currently planned operations into 2015.

•	At March 7, 2013, we had 14,658,766 shares outstanding.

Consolidated Statements of Loss

(In thousands, except per share and share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Collaboration revenue	$9,780	$1,236	$20,095	$5,496
Operating expenses:
Research and development	15,645	7,477	39,948	21,553
General and administrative	2,042	1,731	7,791	6,230
Restructuring gain	(1,657)	—	(1,657)	—

Total operating expenses	16,030	9,208	46,082	27,783

Loss from operations	6,250	7,972	25,987	22,287
Other income (expense)	2,147	(1,596)	4,889	7,614

Loss for the period before income taxes	(4,103)	(9,568)	(21,098)	(14,673)
Income taxes	—	—	—	—

Net loss	$(4,103)	$(9,568)	$(21,098)	$(14,673)

Basic and diluted net loss per share	$(0.28)	$(0.98)	$(1.56)	$(1.51)

Weighted average number of basic and diluted common shares	14,656,793	9,748,639	13,522,723	9,729,340

Consolidated Balance Sheets

(In thousands)

	December 31, 2012		December 31, 2011
	(unaudited	)
Assets:
Cash, cash equivalents, short term investments and restricted cash	$75,697		$65,304
Interest receivable	327		363
Amounts receivable	714		449
Prepaid and other current assets	3,755		1,210
Property, equipment and other assets	1,523		689

Total assets	$82,016		$68,015

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$7,050		$3,217
Deferred collaboration revenue	—		18,271
Current portion of long-tem obligations	1,084		1,417
Warrant liability	3,422		7,881
Long term liabilities	4,253		6,339
Stockholders’ equity	66,207		30,890

Total liabilities and stockholders’ equity	$82,016		$68,015

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, March 7, 2013, to provide a business update and discuss the fourth quarter and year end 2012 results.

A live event will be available on the Investor Relations section of the OncoGenex Web site at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days.

ABOUT ONCOGENEX

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. OGX-427 is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial completion and design, statements regarding the potential benefits and potential development of our product candidates and statements regarding our expected financial results and expected cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that our product candidates will not demonstrate the hypothesized or expected benefits, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that our cash resources are insufficient to fund our planned activities for the time period expected and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

JEVTANA® is a registered trademark of sanofi-aventis

Zytiga® is a registered trademark of the Johnson & Johnson Corporation

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535